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                                   EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT



                                             Jurisdiction
           Name (l, 2)                     of Incorporation
       ----------------                    ----------------

   Advanced Resin Technology, Inc. (3)     New Hampshire
   Refac International, Ltd.               Nevada
    Refac Biochemics Corporation (4)       Delaware
    Refac Consumer Products, Inc.          Delaware
       Refac (H.K.) Limited                Hong Kong
      Refac Financial Corporation          Delaware
   Refac Licensing, Inc. (5)               Delaware

 (1) The Consolidated Financial Statements, incorporated herein, include the accounts of the Registrant and all of the above subsidiaries.

 (2) Subsidiaries of subsidiaries are indented; unless otherwise indicated below, direct and indirect subsidiaries are 100% owned.

 (3) The Company owned approximately 87% and 93% of the outstanding capital stock of Advanced Resin Technology, Inc. as of December 31, 1997 and 1998, respectively. This subsidiary is inactive and is in the process of being liquidated.

 (4) The Company owned approximately 92% of the outstanding capital stock of Refac Biochemics Corporation as of December 31, 1999.

 (5) The Company owned approximately 81% of the outstanding capital stock of Refac Licensing, Inc. (formerly known as Selective Licensing & Promotion, Ltd.) as of December 31, 1999.